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                                                                   EXHIBIT 10(t)

                                        February 1, 1995


PRIVILEGED AND CONFIDENTIAL
---------------------------


Mr. James M. Breiner
3200 Park Avenue, #9E2
Bridgeport, CT  06606

Dear Jim:

        This letter agreement ("Letter Agreement") is intended to summarize the terms of UST Corp.'s agreement with you concerning your resignation as a member of UST Corp.'s Board of Directors and as a member and Chairman of the Board of Directors of UST Bank/Connecticut.

        1. By signing below, you are resigning effective February 28, 1995 as a Director of UST Corp. and as a Director and Chairman of the Board of UST Bank/Connecticut.

        2. In recognition of certain additional remuneration from UST Corp. that you will be foregoing as a result of your resignation, UST Corp. will make a lump sum payment to you of $32,500 on February 28, 1995.

        3. You agree to provide guidance through December 31, 1995 to the President and Chairman of the Board of UST Bank/Connecticut, at their request, concerning UST Bank/Connecticut's strategies and customers.

        4. You agree that from the date hereof to June 30, 1997, you will not become a member of the Board of Directors of (or serve a comparable function for) another financial institution (commercial bank, savings bank, savings and loan, bank holding company or thrift holding company) which directly (or indirectly through subsidiaries) has offices or branches located in either or both of Fairfield County or New Haven County, Connecticut. You further agree that from the date hereof to June 30, 1997, you will not directly or indirectly, for your own account or for the account of any financial institution with offices, branches, or subsidiaries located in either Fairfield County or New Haven County, Connecticut, directly or indirectly (i) solicit the business of persons whom you know to be customers of UST Bank/Connecticut or USTrust with regard to the provision of any type of financial service; or (ii) after notice from UST Corp., UST Bank/Connecticut, or USTrust that any person or persons is or are a customer, commence or continue the solicitation of such business from such person. The foregoing shall not be construed as prohibiting you from continuing to serve as a Director or Officer of First Connecticut Capital Corp. or State Street Mortgage Company nor from using your personal funds to make a small number of second mortgage loans of types not generally provided by UST Bank/Connecticut.

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Mr. James M. Breiner
February 1, 1995
Page 2

        5. This Letter Agreement was subject to receipt of regulatory clearance from the Federal Reserve Bank of Boston and the Office of the Massachusetts Commissioner of Banks. Such regulatory clearance was received by UST Corp. on January 23, 1995.

        6. Under the terms of the UST Corp. Directors' Stock Option Plan (the "Stock Plan"), you will have 90 days from the effective date of your resignation to exercise your right to purchase up to 5,250 shares of UST Corp. common stock at $6.0714 per share. As provided by the Stock Plan, if you do not exercise your options within that 90 day time period, your right to exercise those options will expire.

        7. You will be given an opportunity to review and approve any portion of the UST Press Release relating to your resignation as a Director of UST Corp. and as a Director and Chairman of the Board of UST Bank/Connecticut.

        8. You will continue to receive payments under the Deferred Compensation Plan (the "Plan") dated June 1, 1985, between you and UST Corp., as successor to the Valley Bank and Trust Company. Under this Plan, you will continue to receive payments of $692.83 per month through June 30, 1999. As provided for by the Plan, should you die before that date, the net present value of the remaining payments due under the Plan will be paid to your beneficiary. Within 90 days of February 28, 1995, you will also receive a stock certificate representing your aggregate interest in UST Corp.'s Deferred Compensation Program.

        9. All other benefits to you from UST Corp. and UST Bank/Connecticut, not covered above, will cease as of the date hereof.

        On behalf of the Boards of Directors of UST Corp. and UST
Bank/Connecticut, I want to express our gratitude to you for more than 21 years of outstanding service.

                                        Very truly yours,

                                        /s/ Neal F. Finnegan

                                        Neal F. Finnegan
                                        President and
                                        Chief Executive Officer
AGREED AND ACCEPTED:


/s/ James M. Breiner
--------------------
James M. Breiner

cc:     Eric R. Fischer, Clerk
        Linda J. Lerner, Senior Vice President/Human Resources